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                          CONSULTING SERVICES AGREEMENT

THIS AGREEMENT entered into as of the 8th day of October, 1998, by and between AM Communications, Inc., a Delaware corporation, having its principal address at 100 Commerce Boulevard, Quakertown, PA 18951-2237 ("AM" or "Company") and Network Systems and Technologies (P) Ltd. ("NeST"), having its principal address in Trivandrum, India.

WHEREAS, NeST desires to provide and AM desires to obtain from time to time certain technical services; and

WHEREAS, the parties intend that this Agreement shall constitute a basic agreement the terms and conditions of which shall apply to each Task Order issued by Company and accepted by NeST.

NOW THEREFORE, in consideration of the mutual covenants and premises contained herein and the compensation to be paid by AM to NeST hereunder, the parties hereto convenant and agree as follows:

 1.       DEFINITIONS

          As used in this Agreement and all Task Orders, the terms set forth in this Section 1 shall have those meanings indicated below or in the referenced Section.

          Consultant--An individual employee (or independent contractor) of NeST who performs services for Company pursuant to this Agreement and any related Task Order.

          Disclosed Information - Section 5.1

          Discloser - Section 5.1

          Key Consultant - Section 2.4

          NeST Materials - Section 5.2

          Task Order - Section 2.2

          Work Product - Section 5.2


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2.        SERVICES

2.1 Services Provided. NeST agrees to provide to AM under the terms and conditions of this Agreement technical engineering services including hardware and software design. Said services shall be provided in accordance with Task Orders which reference this Agreement, are issued from time to time by Company to NeST, and are accepted by NeST. The parties anticipate that certain Task Orders will be issued as set out in Schedule A. NeST agrees to have sufficient resources available to perform the anticipated Task Orders set out in Schedule A.

2.2       Task Orders.

(a) Each Task Order shall be governed by the terms and conditions of this Agreement and the terms and conditions of the Task Order. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any Task Order, the terms and conditions of the Task Order shall govern and Supersede those of this Agreement with respect to that Task order only.

(b) NeST acknowledges AM's right to make Task Orders subject to (i) NeST's right to refuse to accept (in writing within five (5) business days following its receipt of Company's proposed changes) material changes, and (ii) the parties agreeing on appropriate increases or decreases to the charges under the applicable Task Order for material changes.

(c) Company may terminate any Task Order for convenience at any time by giving NeST prior written notice. Upon its receipt of such notice of termination, NeST will immediately discontinue all further services on behalf of Company under the applicable Task Order and will use reasonable efforts to mitigate all costs to Company from that date forward. In no event shall Company be required to pay for any consulting fees incurred beyond a date which is (5) business days following NeST's receipt of such notice.

2.3 Time and Place. The parties hereto will perform their respective obligations hereunder in accordance with the time schedule set out in each Task Order. TIME IS OF THE ESSENCE. Notwithstanding the foregoing two sentences, neither party shall be deemed to have breached the provisions of this Section 2.3 for any reasonable delay due to the prolonged incapacitation of a Key Consultant or delays which are caused solely by Company.


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2.4       Key Consultants. The Key Consultants of NeST who will provide programme management services will be designated as "Key Consultants" in each Task Order. Unless they cease to be directly or indirectly employed or retained by NeST, these Key Consultants shall not be replaced by NeST for services designated under the applicable Task Order without Company's prior approval, not to be unreasonably withheld. In the event of prolonged illness, resignation, discharge for cause or other causes beyond NeST's control, a Key Consultant may be replaced by another person of equal expertise, competence and level, and said replacement by NeST shall be made within a reasonably feasible time following reasonable knowledge by NeST of the necessity for such replacement.

2.5 Termination of Consultants by Company NeST shall immediately reassign any Consultant with whom Company, in its sole opinion, is dissatisfied for any reason.

2.6 Tools NeST shall provide at its expense all working space, tools and other items as it considers appropriate for the services to be performed at its location in India. AM will provide the same for any work done at its facility in Quakertown.

2.7 Relationship Manager. Each party shall assign one individual as relationship manager who shall be the primary liaison between the parties during the terms of this Agreement. The NeST relationship manager shall be located at the AM facility.

2.8 Progress Reports. NeST shall prepare reports on the first and fifteenth day of each calendar month (or such times as may be mutually agreed upon by the parties) during the Term of any Task Order. The progress reports shall address the following primary areas: (i) work accomplished during the period covered by the report, (ii) new problems encountered during the period covered by the report and solutions effected or recommended, (iii) work schedule for the period to be covered by the next report, (iv) old problems that have been resolved and old problems that have not been resolved and the anticipated date of resolution, (v) status of the project relative to the Time Schedule, and (vi) the amount of permissible expenses for reimbursement for the preceding period and the aggregate total of the reimbursable expenses to the date of the report.


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2.9       Consultant Standards.

(a) NeST represents and warrants that its consultants will be of a high caliber and will meet the highest professional standards for the type of work assigned to such Consultant hereunder. NeST further represents, warrants and covenants that the services performed by each Consultant will be reasonably acceptable to Company.

(b) Any services performed by Consultants under proper technical direction by NeST which are determined by Company to be of a caliber below that warranted by NeST pursuant to Section 2.9 (a) above, shall be corrected by NeST without charge to Company provided that Company informs NeST thereof within three (3) months of the time it knew of such below warranted caliber services.

3.        COMPENSATION

3.1 Payments by AM for the NeST engineering services shall be based on the rate of $20.00 per hour based on the number of hours incurred on each specific Task Order. NeST shall be responsible for paying all expenses related to consultants. NeST shall invoice AM monthly for services performed. NeST is responsible for any and all taxes applicable to this Agreement or which are measured by payments made under it.

3.2 AM shall pay invoices within thirty (30) days of receipt. Upon termination of this Agreement for any reason, any compensation accrued but unpaid at the time of termination shall be paid in accordance with this Section.

3.3 In lieu of making cash payments on invoices, AM shall have the right to make payment against invoices by issuing warrants to purchase AM common stock under the following terms:

(a)       The purchase price of warrants to be issued shall be $.01 per share.

(b) The number of the shares of AM Common Stock which warrants shall be entitled to purchase shall be based on the invoice value of the services performed divided by AM per share price based on the 30 days average (based on average of bid and ask price) of the AM stock during the respective month in which the services were performed.


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(c)       Warrants shall be exercisable for a period of five (5) years after issuance.

(d) The maximum number of shares represented by warrants shall not exceed 10 million shares.

3.4 The terms of the warrants shall be outlined in a separate warrant agreement to be negotiated between the parties.

4.        TERM

4.1 Term of Agreement. The term of this Agreement shall commence on the date of execution of this Agreement and shall continue until all Task Orders issued by Company prior to termination as provided in the immediately following sentence have expired by their terms. This Agreement may be terminated by either party upon ninety (90) days prior written notice to the other.

4.2 Termination for Default. Company shall have the right to immediately terminate this Agreement and / or any Task Order in the event the occurrence of any one of the following is not remedied within thirty
          (30) days of receipt of written notice; (I) NeST neglects or fails to perform or observe any of its obligations hereunder or pursuant to any other Agreement with Company, or (ii) if any assignment is made of NeST's business for the benefit of creditors, or if a petition in bankruptcy is filed by or against NeST, or if a receiver, trustee in bankruptcy or similar officer is appointed to take charge of all part of its property or if NeST is adjudicated as bankrupt.

5.        CONFIDENTIALITY AND PROPRIETARY RIGHTS

5.1 The parties agree to abide by the Mutual Confidentiality Agreement attached as Schedule C.

5.2       Assignment of Work Product.

(a) NeST agrees that all inventions, improvement, discoveries, or developments including, but not limited to, computer software authored by NeST ("Work Product") which NeST may make or conceive during the term hereof and for one (1) year thereafter, either solely or jointly with others, whether arising from NeST's own efforts or suggestions received from any other source, which arise out of the services provided pursuant to this Agreement or


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          exposure to Disclosed Information, are a work make for hire and are the exclusive property of Company free from any claim or retention of rights thereto on the part of NeST (including for the purposes of copyright). In addition to the immediately preceding sentence and other than where the Work Product is considered a work made for hire. NeST further agrees to (and, as appropriate, will in the future), and here does, grant, convey and assign to Company absolutely and exclusively all such Work Product and all intellectual property rights therein.

(b)       NeST agrees to fully disclose all Work Product to Company.

(c) NeST agrees that at the request and expense of Company and without charge or compensation beyond the charges provided pursuant to this Agreement, to execute all instruments and documents and to do all things which may be reasonably necessary to protect the rights of Company and vest in it and its assigns all such Work Product and all intellectual property rights therein.

(d) NeST may identify portions of the Work Product as proprietary to NeST at the time of delivery of the Work Product to Company, if those portions pre-existed this agreement ("NeST Materials"). The parties agree that the NeST Materials will remain the property of NeST, but Company is hereby granted a permanent, non-revocable, non-exclusive, royalty free license with the right to sublicense to make, have made, use, sell, reproduce, distribute, perform, display and prepare derivative works of NeST Materials.

5.3 Consultant Confidentiality Agreements. NeST represents and warrants that NeST has appropriate agreements with its employees and / or any Consultant to whom Disclosed Information may be disclosed, or others whose services it may require, sufficient to enable it to comply with all of the terms of this Agreement.

5.4 Standard of Care. In connection with NeST's obligations hereunder, NeST agrees to use the standard of care, which is consistent with the highest industry standards in continuously controlling the use and disclosure of Disclosed Information in a manner that fully protects Company's rights therein.


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5.5 Representations, Warranties, Covenants and Indemnities.

(a) NeST represents, warrants and covenants that all Work Product is original to NeST, that NeST is the sole creator of the Work Products, that no Work Product has been published; that NeST has not made any commitment for the use or publication of the Work Product; and that no such Work Product nor the use thereof does or will violate or infringe upon any patent, copyright, trademark, trade secret or other property right of any other person, whether or not similar to any of the foregoing, nor entitle any third party to make a claim against Company for the unlawful use of confidential information or trade secrets. NeST further represents and warrants that the Work Product contains no matter which is libelous or otherwise contrary to law. NeST agrees that NeST will indemnify and hold Company harmless from any and all losses, costs, claims, demands, expenses (including attorney's fees), and liabilities whatsoever arising from its breach of any warranty or any misrepresentation with respect to the provisions of this Section 5.5, and at NeST's own expense will defend with legal counsel acceptable to Company, or, Company, at its option, may defend with its legal counsel at its cost and NeST will assist in such defense, providing, however, that NeST has received reasonably prompt notice of any matter of which Company has knowledge which gives rise to a right of indemnity hereunder. During the pendency of any claim against NeST with respect to infringement, Company may withhold payment of any sums otherwise required to be paid hereunder.

(b) If, in any suit such work or any portion thereof is held to constitute any infringement and its use enjoined, NeST will, at its sole cost, undertake one of the following courses of action; (i) procure the right to continue to use such work or such infringing portion, (ii) upon the consent of Company, modify such work or such infringing portion to render it non-infringing, or (iii) upon the consent of Company replace such work or such infringing portion with a non-infringing replacement.

5.6 Survival. The provisions of this Section 5 and all subsections thereunder shall survive the completion and any termination or expiration of any Task Order or this Agreement.


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6.        EMPLOYEES

6.1 Non-Solicitation of Employees. NeST agrees that without the prior written content of Company, it will not hire or cause to be hired or induce any of Company's employees who are assigned full or part time to any endeavor related to a Task Order to leave his / her employment from the expiration of said Task Order through a date two (2) years thereafter.

7.        INSURANCE AND INDEMNITIES

7.1 Insurance for NeST and Consultants. NeST represents, warrants and covenants that during the term of this Agreement, NeST will maintain at NeST's expense all the necessary insurance for NeST and Consultants, including but not limited to workmen's compensation, disability, and unemployment insurance, and to provide Company with certification thereof upon request. NeST agrees to indemnify and hold harmless Company and its employees from any and all loss, costs, damages, expenses and liabilities (including attorney's fees), arising as a result of the breach by NeST of the provisions of this Section 7.1

7.2 Injury or Damages to Persons or Property NeST agrees to indemnify and hold harmless Company and its employees from any and all loss, costs, damages, expenses and liabilities (including attorney's fees) by reason of personal injury or property damage of whatsoever nature or kind arising, in whole or in part, out of, as a result of, or in connection with the acts or omissions of NeST or Consultants. Furthermore, NeST agrees to maintain public liability insurance covering NeST's obligations contained herein.

7.3       Company Regulations.

(a) NeST agrees that it and its employees will at all times comply with all reasonable regulations regarding security, usage of Company equipment, facilities and personnel and safety generally applicable to Company's employees and invitees, in effect from time to time at company's premises, and externally for material belonging to Company. Further NeST agrees that it and its employees will be subject to reasonable restrictions imposed by Company in connection with areas of their premises at which Consultants may be present during the course of the performance of this Agreement.


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(b)       NeST will indemnify and hold harmless Company and its employees, from any and all loss, costs, damages, expenses and liabilities (including attorney's fees) with respect to: (i) any injury to, or death of any employee of NeST while such person is present on the premises of Company, and (ii) any damage to NeST property or that of any of its employees which may occur while at the premises of Company, unless and except to the extent that such injury, death, loss, or damage is caused by the gross negligence or willful misconduct of Company, its employees or agents.

8.        GENERAL

8.1 Compliance with Laws. Each party agrees to perform its obligations hereunder in accordance with all-applicable laws, rules, and regulations now or hereafter in effect.

8.2 Modification. This Agreement can only be modified by a written agreement duly signed by the persons authorize to sign agreements on behalf of Company and NeST, and variance from the terms or conditions of this Agreement or any order or other written notification from the Company will be of no effect.

8.3 Severability of Provisions. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

8.4 Choice of Law: Choice of Forum. This Agreement shall be construed according to the laws (other than the laws on conflicts of laws) of the Commonwealth of Pennsylvania. The parties hereto agree to accept the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania, and those of the United States of America situated in Pennsylvania, for the adjudication of any dispute arising here from. The parties hereby waive their right, if any, to have any dispute arising under this Agreement determined by a jury proceeding.

8.5 Entire Agreement. This Agreement is the complete and exclusive statement of the agreement between the parties as to the subject matter hereof which supersedes all proposals or agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement.


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8.6       Waivers. A waiver of a breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay by either party in enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing.

8.7 Captions. Captions contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.

8.8 Equity. In the event of a breach or threatened breach by NeST or any Consultant of any of the provisions of this Agreement, Company, in addition to any other remedies available to it under law, shall be entitled to an injunction restraining NeST from the performance of acts which constitute a breach of this Agreement, and NeST agrees not to raise adequacy of legal remedies as a defense thereof

8.9 Assignments. This Agreement and NeST's rights, duties, and obligations under this Agreement are not transferable, delegable, or assignable by NeST without the prior written consent of Company. Any attempt by NeST to transfer, delegate or assign this Agreement or any of its rights, duties, or obligations under this Agreement with such prior consent is void. Company may assign this Agreement or any of its rights or responsibilities hereunder.

8.10 Notices. All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be hand delivered or sent by certified mail or reputable overnight carrier (e.g. - Federal Express) return receipt requested, to the address set forth herein or to such other address as Company or NeST may from time to time designate and shall be deemed given upon receipt.

8.11 Compliance With Other Agreements. NeST represents and warrants to Company that in entering into this Agreement and carrying out its provisions, neither NeST nor any Consultant will be violating any Agreement or obligation it may have with any other party.

8.12 Non-use of Names and Marks. NeST agrees that it will not directly or indirectly, without the prior written consent of Company, use for the purposes of advertising, promotion, or publicity, or otherwise, the name of Company or any of its divisions, subsidiaries, affiliates, vendors or customers, or any


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          trademarks of Company or of any of its divisions, subsidiaries, affiliates, vendors or customers.

 8.13 Independent Contractors. NeST agrees that NeST and its consultant employees shall be considered an independent contractor and that neither NeST nor the consultants shall be deemed to be employees of Company. Consultants shall not be entitled to any employee benefits of Company. NeST will be solely responsible for the payment of all compensation owed to Consultants including payment, if any, of employment related taxes, all benefits and workmen's compensation insurance. NeST warrants and represents that it has complied, is in compliance with, and covenants that during the term of this Agreement or any Task Order hereunder, NeST will comply with all laws, rules, and regulations required by appropriate government authorities of independent contractors, including the appropriate withholding, reporting and payment of all required taxes. NeST agrees to indemnify and hold harmless Company and its employees from any and all loss, costs, damages, expenses or liabilities (including attorney's fees) arising as a result of the breach by NeST of the provisions of this
          Section 8.13.

8.14 Schedules All Schedules to this Agreement referred to herein are incorporated herein by reference.

8.15 Authority Each party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written,

AM COMMUNICATIONS, INC,                           NETWORK SYSTEMS &
                                                  TECHNOLOGIES (P) LTD.

Name /s/ Keith Schneck                            Name /s/ xxxxxxxxx
----------------------                            ---------------------
Title  President                                  Title